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                                                                       EXHIBIT 5

                          [BURR & FORMAN LETTERHEAD]



JACK P. STEPHENSON, JR.
DIRECT DIAL (205) 458-5201





                                 July 9, 1996



Alabama National Bancorporation
1927 First Avenue North
Birmingham, Alabama 35203

         RE: ALABAMA NATIONAL BANCORPORATION 1994 STOCK OPTION PLAN - REGISTRATION STATEMENT ON FORM S-8 FOR THE REGISTRATION OF SHARES OF COMMON STOCK

Gentlemen:

         As counsel for Alabama National Bancorporation ("ANB"), we have been requested to render our opinion in connection with the registration of 200,899 shares of common stock, par value $1 per share ("ANB Common Stock") reserved for issuance under ANB's 1994 Stock Option Plan (the "Plan"). Specifically, we have been requested to render our opinion as to the corporate existence of ANB and the legality of the issuance of the 200,899 Shares of ANB Common Stock reserved for issuance to employees of ANB and its subsidiaries under the terms and conditions of the Plan. The shares reserved for issuance under the Plan are to be registered with the Securities and Exchange Commission pursuant to a registration statement on Form S-8, and we understand that this opinion will be attached as an exhibit to said registration statement ("Registration Statement").

         We have examined the Registration Statement, the Certificate of Incorporation and the Bylaws of ANB, the records of the proceedings of the board of directors and stockholders of ANB, and a copy of the Plan. In addition, we have made such examinations of law and fact as we have deemed necessary to enable us to render the opinions expressed below.

         On the basis of such review, and having regard to legal considerations which we deem relevant, it is our opinion that:

         1. ANB has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and






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Alabama National Bancorporation
July 9, 1996
Page No. 2

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         2.      ANB is authorized to issue up to 200,899 Shares of ANB Common
Stock pursuant to options to be granted under the Plan, and when such shares of ANB Common Stock have been issued and paid for in accordance with the terms of the Plan, such shares of ANB Common Stock will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Except for such use, this letter may be relied upon by you only in connection with the registration and issuance of the ANB Common Stock referred to above and may not be used or relied upon by any other person for any purpose whatsoever, other than in connection with regulatory requirements or in response to a court order, without in each instance our prior written consent.

                               Sincerely yours,

                               /s/ Burr & Forman

JPSJr./smc                     Burr & Forman